AMENDED MARKETING AND SALES PARTNERSHIP AGREEMENT



     This Amended Marketing and Sales Partnership Agreement (hereinafter referred to as the ("Agreement"), effective as of the 10th day of March 2010:

Between GOLDEN GATE HOMES, INC., whose business office is located at 855 BORDEAUX WAY, SUITE 200, Napa, California, U.S.A.
                    (Hereinafter referred to as the "Owner")

And PREMIER CAPITAL LIMITED, whose business office is located at Room 2813, SHUN TAK CENTER, 168 CONNAUGHT ROAD, Sheung Wan Central, Hong Kong
                   (Hereinafter referred to as the "Agent").


                                   RECITALS:

     WHEREAS, the Owner and the Agent have previously entered into that certain Marketing and Sales Partnership Agreement dated September 23, 2009 (hereinafter referred to as the "Original Agreement"); and

     WHEREAS, the Owner and the Agent wish to amend certain provisions of the Original Agreement, and to clarify certain other provisions of the Original Agreement; and

     WHEREAS, to amend and clarify such provisions, the Owner and the Agent agree to terminate and cancel the Original Agreement and to replace it with this Agreement.

     IN consideration of the mutual covenants and agreements herein contained, and for valuable consideration hereby acknowledged, the parties, the Owner and the Agent, agree as follows:

     1. Subject to the terms and conditions set forth herein, the Owner hereby grants to the Agent, and the Agent hereby accepts, the exclusive authority and right to list, market and sell in Hong Kong and China (such territory hereafter referred to as the "Exclusive Territory") real estate properties located in the states of California, Arizona, Nevada or Washington (such states hereinafter referred to as the "Exclusive States") that (a) the Owner has identified and presented real estate properties to the Agent for approval to sell to third parties, and (b) the Agent has approved these real estate properties and the Owner and the Agent have agreed to market for sale in the Exclusive Territory (such properties and developments hereinafter referred to as the "Approved Properties"). Real estate properties not identified as Approved Properties will not be covered by this Agreement.

     2. The Agent shall have the exclusive right to market and sell the Approved Properties in the Exclusive Territory during the term of this Agreement, which shall commence on the date first set forth above and shall terminate at the close of business on the 14th of October 2014 (such times period hereinafter referred to as the "Listing Period"), provided, however, that the Listing Period shall be extended by one year for every year that Agent sells at least one hundred (100) Approved Properties. Any extension thereof shall be referred to hereinafter as the "Extended Listing Period". The Agent will not list, market or sell any properties in the Exclusive States without the approval of the Owner during the Listing Period or the Extended Listing Period.

     3. The Owner shall provide at its own expense to the Agent, at least four (4) weeks before the exhibition held for the promotion of an Approved Property, the following materials in English:

     a. reasonably and customary promotional materials required by the marketing plan, including display boards, photographs, and brochures in the quantity approved of in the marketing plan. The exhibition budgets for Hong Kong are estimated to be USD $15,000, and the exhibition budgets for China are estimated to be USD $18,000. These may vary if changes to the marketing plans or the costs change and are mutually agreed upon. The Owner will pay for all out-of-pocket expenses associated with such agreed upon marketing materials. The Agent shall pay for any costs of translating or reproducing these materials into Chinese. The initial budgets are attached for reference purposes;

     b. sufficient copies of all necessary legal documents (e.g., Disclosure Statement, Reservation Form, Contract of Sale) for each of the Approved Properties; and

4. The owner agrees to pay the Agent seventy-five percent (75%) of the cost of the out-of-pocket third party advertising expenses for exhibitions incurred by the Agent (such advertising costs hereinafter referred to as the "Approved Budget"). The Owner shall advance fifty percent (50%) of the Approved Budget against presented actual out-of-pocket expenses. Copies of all invoices for expenditures under the Approved Budget shall be sent to the Owner. The remaining actual expenses owed to the Agent pursuant to this Paragraph 4 shall be paid within fifteen (15) days of the close of the exhibition. In the event that the Owner pay a greater proportion of the Approved Budget than is contemplated by this Paragraph 4, the Owner shall have the right to seek reimbursement from the Agent or set off such amount against the commissions set forth in Paragraph 5 below.

5. In respect of the sale of any Approved Property to a purchaser (hereinafter referred to as a "Purchaser"), whether or not introduced by the Agent, in the Exclusive Territory during the Listing Period or Extended Listing Period, the Owner agrees to pay to the Agent a commission equal to seven percent (7%) of the purchase price of such Approved Property sold, such commission to be paid upon the closing of the sale to Purchaser. However, when the Owner is selling units on consignment option agreements the Owner agrees to pay to the Agent a commission equal to six percent (6%) of the purchase price. Agent's commission will not be paid from escrow but will be paid directly to Agent upon closing. However, in the event that the escrow agent for such Approved Property releases funds to the Owner, the Agent shall be entitled to receive up to one-half of the commission (i.e., 3%) depending upon the amount of funds released. The Owner further agrees that unless cleared with the Agent, the only party receiving funds released from escrow will be the Agent until the final closing of the sale of the Approved Property.

6. The Owner and the Agent agree that under the terms of any purchase agreement for the purchase of an Approved Property, the prospective Purchaser will be required to place into escrow a non-refundable ten percent (10%) deposit. In the vent that the prospective Purchaser defaults, the Owner and the Agent will first be reimbursed their respective expenses related to the costs of processing the individual Purchaser. If the expenses incurred exceed the deposit, then expenses will be reimbursed pro-rata. In the event that the deposit exceeds the expenses incurred, then the Agent will receive forty percent (40%) of the amount remaining after expenses are reimbursed, with the Owner receiving the remaining sixty percent (60%).

7. The Owner will either own title to the Approved Property or have an option to purchase the Approved Property and engage the services of title companies based in the United States of America. These title companies will receive all escrow funds directly from Purchaser or Purchaser's designated agent. No escrow funds will be released until closing without approval of the Purchaser.

8. In the event that the Agent introduces and properly registers potential purchasers to an Approved Property in the Exclusive Territory and the same individual(s) subsequently purchases such Approved Property during the Listing Period or the Extended Listing Period, then the Owner shall pay the Agent the same commission set forth in Paragraph 5.

9. The Owner shall fully and completely indemnify Agent from and against all actions, proceedings, claims and demands whatsoever, directly or indirectly resulting from promoting the Approved Properties, and any representations made during such promotions, provided that the representations and statement, sales and marketing techniques or literature comply with the advice, instructions or statements previously conveyed to the Agent by the Owner or its representatives.

10. The Agent shall fully and completely indemnify the Owner from and against all actions, claims and demands whatsoever arising directly or indirectly from errors or omissions make by the Agent's employees, representatives or agents.

11. All marketing information, prospect leads and such other commercial information acquired by the Agent with respect to an Approved Property shall be the exclusive property of the Agent and shall remain with the Agent upon termination or expiration of this Agreement.

12. The prices at which any Approved Property is offered for sale in the Exclusive Territory shall be pursuant to a mutually agreed upon price schedule and price expiration date.

13. Upon the expiration or termination of this Agreement, all promotional documents and other materials in the possession of Agent shall become the property of the Owner and shall be returned to the Owner. The Owner shall at its cost and expense pay for the shipping of such promotional documents and materials from the Agent within a reasonable period of time after the expiration of this Agreement; otherwise the Agent, in its absolute discretion, may dispose of these promotional documents and materials that are in its possession. (However, as stated in Paragraph 11, the leads and prospects generated from the exhibition and newspaper advertising campaign shall remain the property of the Agent).

14. Time is of the essence in this Agreement. No modification of this Agreement shall be effective unless set forth in writing and signed by both parties. This Agreement shall be binding and inure to the benefit of the respective successors and assigns of the respective parties. This Agreement contains the entire agreement between the parties and no amendment shall be effective unless the same shall have been executed by the party obligated thereunder. Each party acknowledges that no representations, inducements, promises or agreements that are not embodied herein have been made by either party or anyone acting on behalf of either party.

15. This Agreement is governed by the laws of Hong Kong. It is understood that all contracts written by the Owner for sale of Approved
Properties will be governed by California law. Also, both the Owner and the Agent agree that all contracts to purchase Approved Properties will have a JAMS arbitration clause, with the arbitration to be held under California law. This is to protect all parties.


The parties hereto have caused this Agreement to be executed on the day and year first written above.


Signature  Page  follows  this  page

SIGNED BY     Tim Wilkens


For and on behalf of the Owner

In the presence of Amy Flint


SIGNED BY  Philip Leung

For and on behalf of the Agent

In the presence of Erica Tonn